ORACLE

                   FULL USE AND DEPLOYMENT SUBLICENSE ADDENDUM

This document (the "Addendum") is between Oracle Corporation ("Oracle") and FileNet Corporation (the "Alliance Member") and shall be governed by the terms of the Business Alliance Program Agreement between the Alliance Member and Oracle effective July 1, 1996 (the "Agreement") and the terms set forth below.

1.       PROGRAM DISTRIBUTION
1.1      Sublicense of Programs and Terms
              The Alliance Member shall have the right to market and grant Sublicenses of Full Use Programs or Deployment Programs which are available in production release and listed on Oracle's Price List in effect at the time the Programs are ordered from Oracle to Sublicense to a Sublicensee; provided, however, the Alliance Member shall have no right to Sublicense any Programs designated as Oracle Applications Programs, Oracle Express Programs, Limited Production Programs, or other Programs specified by Oracle from time-to-time without the prior written consent of Oracle. The Alliance Member shall have the right to market and grant Sublicenses of Full Use or Deployment Programs for use on Designated Systems in conjunction with the Integrated System to
         Sublicensees.  Each  copy  of  the  Full  Use  or  Deployment  Programs distributed shall be for the Sublicensee's own internal use in the Territory only on a single Designated System limited to a maximum number of Users.
              To acquire Programs for Sublicensing to Sublicensees, the Alliance Member shall order such Programs from Oracle. Each order shall specify the applicable Programs, maximum number of Users, computer/operating system configuration, fees, shipping location, and any other information required by Oracle for processing the order. Orders for Trial Sublicenses shall be clearly marked on the face of the Order Form.
1.2      Distribution under Oracle Agreement
              In addition to the Sublicense rights specified in Section 2.3.A of the Agreement and notwithstanding the terms of such Section and Section 3.2.B of the Agreement, the Alliance Member shall have the right to market and grant Sublicenses of Full Use Programs and Deployment Programs in conjunction with the Integrated System to Sublicensees under a standard Oracle Software License and Services Agreement in lieu of Sublicensing the Programs under a written Sublicense agreement.
              The Alliance Member may submit orders for Sublicenses to Oracle for its acceptance. With each such order, the Alliance Member shall submit a standard Oracle Software License and
         Services Agreement executed by the applicable Sublicensee, or shall reference on such order that the Programs will be licensed to the Sublicensee subject to an existing license agreement effective between the Sublicensee and Oracle (the "Oracle Agreement"). In addition, as part of the Oracle Agreement, the Alliance Member shall obtain the Sublicensee's written agreement that the ordered Programs and services are subject to the terms and conditions of the Oracle Agreement.
              If the Sublicensee is a federal agency, the Alliance Member shall submit with each such order a written document executed by an authorized Sublicensee contracting officer which contains the following provision: "This is an open market order placed pursuant to terms identical to the terms and conditions of Oracle's General Services Administration (GSA) Schedule A Contract for Oracle Programs current as of the order date, with the exception of the maximum order limitations, discounts, maintenance, training units and other discounts specific to the applicable Oracle GSA Schedule. No other pre-printed or reference terms and conditions shall apply." This written document shall be deemed the applicable Oracle Agreement.
              For orders which include only shrinkwrapped Oracle Programs, the Oracle Agreement may consist of a written obligation by the Sublicensee to use the Programs under the terms of the shrinkwrap license agreement.
              The Alliance Member shall indemnify Oracle for any claims, damages, or losses arising from failure to obtain any Oracle Agreement.
              If the order specifies that the Programs are to be delivered to the Alliance Member, the Alliance Member shall have the right to re-deliver the Programs with their original packaging to the applicable Sublicensee.
1.3      Full Use and Deployment Programs
              For the purposes of this Addendum, "Full Use Programs" shall mean unaltered versions of the Programs with all functions intact. "Deployment Programs" shall mean Programs which are limited to use solely for the purpose of running applications, and may not be used to create or alter tables or reports except as necessary for operating the applications.
1.4      Value-Added Package
              For the purposes of this Addendum, "Integrated System" shall mean the hardware and software products having Value-Added which are developed, sold, and/or licensed with the Programs to a Sublicensee by the Alliance Member to satisfy such Sublicensee's internal business requirements and objectives. For purposes of the Agreement, the Integrated System will be regarded as the Alliance Member's Value-Added Package which is described in the attached Value-Added Attachment. The Integrated System shall be regarded as "Value-Added" if the following materials are provided as part of the Integrated System by the Alliance
         Member: (a) non-Oracle developed software; (b) customized programming or customized consulting; and (c) other computer products or components.
1.5      Trial Sublicenses
              The Alliance Member shall be entitled to grant, at no charge, up to ten (10) temporary Trial Sublicenses of the Programs at any one time. Such Sublicenses shall be for evaluation purposes only and shall be for a period not to exceed thirty (30) days. The Alliance Member shall pay Oracle Sublicense fees for any Trial Sublicenses in excess of thirty (30) days. Each such Trial Sublicense shall be Sublicensed under a Sublicense agreement which provides for such trial use or under an Oracle Trial License Agreement, as the applicable Oracle Agreement.
1.6      No Distributors
              The Alliance Member's right to market and grant Sublicenses of Full Use Programs or Deployment Programs hereunder shall be limited to the Alliance Member only. The Alliance Member shall not appoint any third party to distribute the Programs without Oracle's prior written consent.
1.7      Documentation
              Oracle shall deliver one copy of the applicable Documentation with each order of Programs for Sublicensing to Sublicensees.
2.       SUBLICENSE FEES
2.1      Sublicense Fees and Rate
              For each copy of the Programs Sublicensed by the Alliance Member, the Alliance Member agrees to pay Oracle a Sublicense fee equal to sixty percent (60%) of the applicable license fee for each such Program, as specified in the applicable Price List and Alliance Member Price List supplement to such Price List in effect at the time the applicable Programs are Sublicensed to a Sublicensee. The Sublicense fee shall be calculated effective on the date of the Sublicense, which shall be the date the Programs are shipped by Oracle or the effective date of the order to Oracle for such Programs, if no shipment is required.
              Fees for Sublicense of Programs shall be due and payable on the date that Oracle ships the applicable Programs and shall be deemed overdue if not paid within thirty-one (31) days of the due date. The Alliance Member shall not be relieved of its obligation to pay Sublicense fees owed to Oracle by the nonpayment of such fees by the Sublicensee.
2.2      Price List
              As set forth in the Agreement, the applicable Price List for determining Sublicense fees shall be the standard Price List in effect at the time the Program is Sublicensed to a Sublicensee. However, pricing for any federal agency, pursuant to terms and conditions identical to the terms and conditions of Oracle's GSA Schedule A Contract for Oracle Programs current as of the order date, shall be based on Oracle's published GSA Price List.
              Notwithstanding any other provision of this Agreement, if the Alliance Member issues a written Sublicense quote and such quote is accepted by the applicable Sublicensee, for a period of ninety (90) days after the date of submission of the quote to the Sublicensee, the fee applicable to the Programs identified in the quote shall be based on the Price List in effect on such date.
2.3      Users
              The fees for Sublicense of a Program shall be based and priced on the applicable User Level for the maximum number of Users for such Program, as specified in the Price List. The Alliance Member shall have the right to Sublicense on any User basis specified in the Price List in effect at the time the applicable Program is Sublicensed to a Sublicensee.
3.       TERM
              This Addendum shall become effective on the Effective Date of this Addendum and shall be valid for one (1) year (the "Term'), unless terminated as provided in the Agreement. Any renewal of this Addendum shall be subject to renegotiation of terms and fees.
4.       TERRITORY
              The Alliance Member shall have the right to market and grant Sublicenses of Full Use Programs or Deployment Programs in the United States only (the "Territory").
5.       TECHNICAL SUPPORT
5.1      Technical Support for Sublicensees
              A Sublicensee may acquire Technical Support services for Full Use Programs or Deployment Programs Sublicensed under this Addendum from Oracle at Oracle's standard rates and fee in effect at the time such Technical Support services are ordered under an Oracle Technical Support Services Agreement or Oracle Agreement, as applicable.
5.2      Technical Support Fee
              Oracle agrees that the Alliance Member shall have the right to offer Oracle annual Technical Support services to Sublicensees in the United States that are currently acquiring Full Use Programs or Deployment Programs. The Alliance Member shall only offer Oracle Technical Support services with respect to the initial first year of Technical Support for a Sublicensed Program. The Alliance Member shall only offer Oracle annual Technical Support services to a Sublicensee provided that:
         A. Oracle receives from the Sublicensee an executed, standard Oracle Technical Support Services Agreement, Oracle Agreement, or other terms to govern the Technical Support services as agreed to in writing by Oracle and the Sublicensee;
         B.The Full-Use or Deployment Programs are currently Sublicensed by the Alliance Member;
         C. The Alliance Member pays Oracle its required Sublicense fee for the applicable Sublicensed Programs as provided under the Agreement, and the Alliance Member pays Oracle the applicable Technical Support services fees as set forth herein in advance;
         D.The Alliance Members Sublicense of the Full Use Programs or Deployment Programs coincides with the agreement to provide Technical Support Services for such Programs; and
         E. The net Technical Support services fees represent new Technical Support revenue to Oracle.
              The Technical Support services fees payable by Alliance Member as provided above shall be Oracle's standard rates for such services as provided under the Price List in effect at the time the Technical Support services are ordered, discounted by ten percent (10%).
6.       SUBLICENSE REPORTS
              With each order for Programs for Sublicense to a Sublicensee, the Alliance Member shall send Oracle a report detailing for each Sublicensed Full Use Program or Deployment Program: Sublicensee name, address, make/model and operating system of the Designated System, Full Use or Deployment Programs, maximum number of licensed Users, whether the Sublicense is a Trial Sublicense, total Program fees and Technical Support Fees due to Oracle, and specific descriptions of the Integrated System and Value-Added.
7.        ADDITIONAL LICENSES
          During the Term, the Alliance Member may order production release versions of Oracle off-the-shelf Programs available as production release as of the Effective Date of this Addendum and listed on the Price List in effect as of such date. The license fee for Development Licenses shall be equal to Oracle's standard list license fees in effect when an order is placed. The Alliance Member shall have the right to order Programs for use as Marketing Support Licenses at no further charge to the Alliance Member. The Alliance Member may obtain Technical Support services from Oracle for such Programs under Oracle's applicable Technical Support fees and policies in effect when such services are ordered.

The Effective Date of this Addendum shall be July 1, 1996.

Executed by the FileNet Corporation:        Executed by Oracle Corporation

Authorized Signature:/s/ W. J. Kreidler Authorized Signature:/s/ Lloyd Alexander

Name:                                       Name:

Title:                                      Title:

Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA 94065
(415) 506-7000
Oracle is a registered trademark of Oracle Corporation.
8-95

                             VALUE-ADDED ATTACHMENT



Description of Integrated System:








Hardware components:










Software products other than Programs:










Services to be provided by the Alliance Member:

                                  AMENDMENT ONE
                                     to the
                   FULL USE AND DEPLOYMENT SUBLICENSE ADDENDUM
                                    BUSINESS
                                     to the
                           ALLIANCE PROGRAM AGREEMENT
                                     between
                               FILENET CORPORATION
                                       and
                               ORACLE CORPORATION

This Amendment One shall serve to amend the Full Use Sublicense and Deployment Sublicense Addendum dated July 1, 1996 (the "Addendum") to the Business Alliance Program Agreement between FileNet Corporation (the "Alliance Member") and Oracle Corporation ("Oracle") dated July 1 , 1996 (the "Agreement").

The Addendum is amended as follows:

1.       Insert the following at the end of the first paragraph of Section 1.1:

         "Notwithstanding any provision to the contrary in the Agreement, during the Term of this Addendum, provided the annual revenue received by the Alliance Member for Sublicenses to the Alliance Member constitutes less than __*___ percent of the Alliance Member's total annual revenue for Full Use and Deployment Program Sublicenses, the Alliance Member may acquire Full Use and Deployment Programs for its own internal use as a Sublicensee under all terms and discount rates of this Agreement.

2.       Delete Section 1.5 and replace it with the following:

         "1.5  Trial Sublicenses
         The Alliance Member shall be entitled to grant, at no charge, up to ______*_________ temporary Trial Sublicenses of the Programs at any one time. Such Sublicenses shall be for evaluation purposes only and shall be for a period not to exceed ______*_______ days. The Alliance Member shall pay Oracle Sublicense fees for any Trial Sublicenses in excess of ______*______ days or for any Trial Sublicenses for which the Alliance Member is compensated. Each such Trial Sublicense shall be Sublicensed under a Sublicense agreement which provides for such trial use or under an Oracle Trial License Agreement, as the applicable Oracle Agreement."

3.      Delete the body of Section 1.6 in its entirety and insert the following:

         "1.6  Distributors
         Oracle grants the Alliance Member the right to appoint third panics ("Distributors") to market and Sublicense the Full Use or Deployment Programs in the Territory, under the terms of the Agreement and this Addendum. However, Distributors shall have no right to make copies of

* Confidential portion has been filed separately with the Securities and Exchange Commission.

         the Programs for Sublicensing and shall obtain all such Programs from the Alliance Member. Each Distributor shall execute a written agreement with the Alliance Member binding the Distributor to provisions substantially similar to those contained in Sections 2.3, 2.5, 2.6, 5.1, 5.2, 6.1, 6.3, 6.4, 6.5, 7.2.A.1, 7.5, 8.1, 8.2, 8.3, 8.5, 8.7,
         8.9, and 8.11 of the Agreement and to those contained in Sections 1 (except 1.6), 3, 4, 5, and 6 of this Addendum. Each obligation of the Alliance Member under such provisions shall also be applicable to each Distributor. Each Distributor agreement shall also contain any other provisions necessary for the Alliance Member to satisfy its commitments under the Agreement. The Alliance Member shall notify Oracle promptly in writing of the appointment of each such Distributor.
              In addition, the Alliance Member shall keep executed Distributor agreements and records of the Distributor information required under the Alliance Member's Sublicense reports, and shall allow Oracle to inspect such information as specified under the Agreement. The Alliance Member will defend and indemnify Oracle against all damages to Oracle caused by (i) the Distributors' failure to include the required contractual terms set forth in Section 2.3.B of the Agreement in each Sublicense agreement, and (ii) the Distributors' breach of any of the applicable provisions required by in its Distributor agreement."

4.       Add the following new paragraphs to the end of Section 1.7:

         "During the Term of this Addendum, the Alliance Member may order Oracle documentation for the Programs for resale to its Sublicensees at Oracle's standard fees in effect when each order is placed less the Discount Percentage corresponding to the List Price of Documentation for a single order.

              List Price of Documentation              Discount Percentage
              (Single Order)
              $0                    $499                        10%
              $500 -                $1,499                      20%
              $1,500-               and over                    30%

5.       At the end of Section 2.1, insert the following:

         "Within thirty (30) days after the second and each further anniversary during the Term of this Addendum, Oracle and the Alliance Member shall re-negotiate the Sublicense fee percentage rate set forth above based on the actual amount of cumulative Sublicense fees received by Oracle hereunder. If the parties have not agreed in writing on the Sublicense fee percentage rate for the next annual period, the Alliance Member's right to Sublicense Programs shall cease until the parties hereto mutually agree in writing on a new Sublicense fee rate percentage for Sublicenses of Programs.

6.       At the end of the first paragraph of Section 2.2 insert the following:

         "All Sublicense fees for Sublicenses installed outside the United States shall be based on the license fees for the Programs as set forth on the applicable Oracle Global Price List in effect at the time such Programs are Sublicensed."

7.       Insert the following at the end of Section 2.3:

         "Unless otherwise agreed to by the parties in writing, the term "User" shall include "Named Users" and/or "Concurrent Devices/Concurrent Accesses". Unless otherwise agreed to by the parties in writing, a "Named User" is defined as an individual authorized by Sublicensee to use the Programs, regardless of whether the individual is actively using the Programs at any given time and "Concurrent Devices/Concurrent Accesses" are defined as the maximum number of input devices accessing the Programs at any given point in time. (If multiplexing software or hardware (e.g., a TP monitor) is used, this number must be measured at the multiplexing front end.) "Multiplexing" includes but is not limited to any utility of function which allows Users to access the database in a sequential fashion."

8.       Delete the first sentence of Section 3 and insert the following:

         "This Addendum shall become effective on the Effective Date of this Addendum. and shall be valid for four (4) years from such Effective Date (the "Term"), unless earlier terminated as provided in the Agreement."

9.       Delete the body of Section 4 in its entirety and insert the following:

         "4. TERRITORY
              The Alliance Member shall have the right to market and grant Sublicenses of Programs in the Application Package in all countries worldwide, (the "Territory"), subject to the terms of this Section.
              Oracle may from time to time deny the Alliance Member the right to Sublicense in certain countries in the Territory in order to protect Oracle's interests if, in the reasonable opinion of Oracle's counsel, such countries (i) do not provide adequate protection for Oracle's proprietary rights through copyright, trade secret, patent, or other laws; or (ii) have laws or regulations or the government has committed acts which in the opinion of Oracle's counsel, are injurious to Oracle's interests in the Programs.
              The Alliance Member acknowledges that the Programs are subject to export controls imposed on Oracle and the Alliance Member by the U.S. Export Administration Act, United States Departments of Commerce, Treasury, and State regulations and directives, and other United States law ("Export laws"). The Alliance Member certifies that neither the Programs nor any direct product thereof are (i) exported, directly or indirectly, in violation of Export laws; or (ii) are intended to be used for any purposes prohibited by the Export laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

         Furthermore, the Alliance Member shall not transfer the Programs outside of the territory for which the Alliance Member has Sublicense rights under this Agreement.
              The Alliance Member warrants that neither it nor its Distributors will grant Sublicenses in or ship any Programs to a country until it (or the Distributor) has completed all necessary government formalities in such country and upon reasonable request by Oracle, the Alliance Member (or its Distributor) provides evidence of completion of such formalities to Oracle. The Alliance Member will indemnify Oracle for any losses, costs, liability, and damages incurred by Oracle as a result of a failure by the Alliance Member or its Distributors to comply with the necessary government requirements in any country. The obligations under this Section shall survive the expiration or termination of this Addendum. Upon Oracle's reasonable request, the Alliance Member shall make records available to Oracle to allow to confirm the Alliance Member's compliance with this Section."

10.      Insert the following at the end of Section 5.1:

         "The Alliance Member may order local country Technical Support services for Programs licensed outside of the United 5tates from Oracle's local country subsidiary under such subsidiary's local Technical Support fees and policies in effect at the time such services are ordered."

11.      Delete the second sentence of Section 7 and insert the following:

         "The license fee for Development Licenses shall be equal to Oracle's standard list license fee in effect when an order is placed.
         Notwithstanding the above, the Alliance Member shall be granted a discount on each Development License ordered of ______*_______ percent __*__off Oracle's standard list license fees in effect when an order is placed."

Other than the modifications set forth above, the and the Agreement remain unchanged, and in full terms and conditions of the Addendum force and effect.

The Effective Date of this Amendment One is July 1, 1996

FILENET CORPORATION                      ORACLE CORPORATION

By: /s/ W. J. Kreidler                  By: /s/ Lloyd Alexander

Name:    W. J. Kreidler                 Name: Lloyd Alexander

Title:   V P. Operations                Title: Manager - Western Region
                                                          Channels Sales Support

* Confidential portion has been filed separately with the Securities and Exchange Commission.